Exhibit 99.2

RADISYS
Fourth Quarter Earnings

January 29, 2004
4:00 pm CT

Conference Coordinator:	Good day. All sites are now on the conference line in a listen-only mode.

I’d like to turn the call over to your moderator today Mr. Scott Grout, CEO of RadiSys. Please go ahead, sir.

Scott Grout:	Thank you very much.

Good afternoon and thank you for participating in the RadiSys’ Fourth Quarter Conference Call.

In this call, we will review our results for the fourth quarter as well as all of Fiscal 2003 as well as our outlook for the first quarter and then open the call up for question.

Participating with me on the call today are Julia Harper, our Chief Financial Officer, Brian Bronson, our Chief Accounting Officer, and myself Scott Grout, President and CEO.

Before we get started, I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thanks, Scott.

Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance from these statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which maybe found on our Web site at www.radisys.com and in our SEC filings including our 2002 Annual Report on Form 10-K.

All information in this call is as of January 29, 2004. The company undertakes no duty to update any forward-looking statements to conform the statement to actual results for changes in the company’s expectations.

Now, I’ll turn the call back to Scott.

Scott Grout:	Thank you, Julia.

We are clearly pleased with our fourth quarter results. For the quarter, we grew our revenue sequentially as well as year-over-year to $55.3 million, and achieved over $4 million in operating income when you exclude the one-time loss associated with the sale of an owned facility. We believe the results for the quarter reflect our strong position in a number of diverse and improving ends of market.

Our fourth quarter revenue performance represents a 10% sequential and 17% year-over-year growth. For the full year of 2003, we achieved revenues of just under $203 million and a net income of 7 cents per share compared to a net loss of 19 cents per share in 2002.

We generated $10 million in cash during the quarter driven largely by improved cash flow from operations, a 16-day reduction in cash cycle time and proceeds from employee stock option exercises, and we generated approximately $20 million in cash flow for the full year. We also raised $100 million of convertible notes at 1-3/8% coupon rate in November giving RadiSys $225 million in cash and investment as we enter the new year.

Revenues for the fourth quarter were derived in three diverse end markets, commercial systems, enterprise systems, and service provider systems. A breakdown of our fourth quarter revenue in these three segments is as follows: 40% or $21.9 million of our revenues were from the service provider system segment, which includes public network infrastructure such as wireless networks, enhanced services, and advanced messaging.

Wireless networks represented 29% of total revenue for the quarter. Thirty-four percent or 18.6 million of our fourth quarter revenues were derived from enterprise system segment, including storage systems, network security, datacom, IT infrastructure, enterprise networking and communications equipment. Twenty-six percent or $14.8 million of our fourth quarter revenues were derived from the commercial systems segment, which includes medical systems, transaction terminals, test and measurements, and semi-conductor and manufacturing capital equipment. Medical systems represented 11% of total revenues for the quarter.

A key attribute of our business is the diversity of our revenue stream across three distinct end markets and a number of sub-markets within those segments. Throughout the year, we’ve seen periodic revenue swings between our three segments. The service provider and enterprise markets were hit hardest through the economic downturn, and we are realizing a stronger rebound in each of those two markets throughout the year, and especially in the fourth quarter.

We continue to invest in all three end-markets to achieve and maintain a strong position in each of the three markets. Our expectation is that each of our three markets will continue to contribute materially to our overall revenues and investments, and that there will likely continue to be fluctuations from quarter-to-quarter between these three segments.

Our top five customers for the quarter were Comverse, Diebold, IBM, Nokia, and Nortel. Collectively, they represented about 63% of our revenues for the quarter. Nokia and Nortel were each 20% or greater customers. Our business with Nokia and Nortel consists of multiple programs and product lines across several divisions of these companies including programs such as 2, 2.5, and 3G wireless, messaging, firewall, and IT infrastructure.

From a geographic perspective, approximately 50% of our fourth quarter business was in North America, 46% in Europe, and 4% in Asia-Pacific. As with our product market segments, there has been and will likely continue to be fluctuations by geography from quarter-to-quarter. We continue to invest in all three geographies and currently anticipate an average of about 50% to 55% of revenue in North America, 35% to 40% from Europe, and 5% to 10% from Asia-Pacific.

In the fourth quarter, our team achieved 11 new design wins spread relatively uniformly across our three end-markets. As a reminder, we define a design win as a project that estimated to ramp more than 500,000 in revenue per year, assuming full production is realized. Of the 11 new design wins, three are significant sized, each of which is estimated to produce more than $2 million a year in revenue, assuming full production.

For the fourth quarter, five of our design wins were on the enterprise system segment. Three of the wins were in the commercial systems segment, and three were in service provider segment. These design wins are based on RadiSys’ embedded solutions that provide our customers with platforms for high-end computing, high-speed packet processing, image acquisition and processing and secure network interfaces.

Many of our embedded systems are comprised of integrated hardware and software solutions that require fairly deep expertise in system level architecture, system level design, and integration. The design wins reported for the quarter were spread across a number of different end-applications including clinical diagnostic systems, security monitoring systems, transaction terminal systems, and wireless infrastructure applications.

Now, I’d like to turn the call over to Julia, who will give you some additional detail on our fourth quarter and full year 2003 financial results.

Julia Harper:	Thanks, Scott.

Our revenues for the quarter finished at $55.3 million, up $5.2 million or about 10% sequentially from the third quarter, and up 17% from the fourth quarter of 2002. Net income for the quarter including the loss from the sale of the Des Moines real estate was $1.5 million or 8 cents per share.

For the full year, revenues were just shy of $203 million, a slight increase from 2002 revenues of $200 million. On a GAAP basis, net income for the full year was $1.3 million or 7 cents a share compared to a net loss of $3.3 million or 19 cents per share last year. The Des Moines-Iowa office building, which we sold in December, generated a book loss of $1.8 million. Excluding that transaction and a $200,000 reversal of restructuring liability, our net income was $3.2 million and our earnings per share was 17 cents.

The asset sale generated positive cash flow for the quarter of $360,000, and will result in net facilities expense reduction for us moving forward. We acquired the building and related assets as part of the acquisition of Microware in August of 2001.

In general, we prefer to lease the facilities that are required for our operation. We will be leasing back space in the facility and will continue to invest in and operate our software design center in Des Moines.

The reversal of restructuring liabilities was primarily attributable to a reduction in future obligations associated with our vacated lease facility. We have established a month-to-month sub-lease arrangement with the tenants in one of our leased facilities and as we receive additional sub-lease income, we relieve the restructuring accruals.

Our gross margin percentage was 32.4% versus 32.1% last quarter. During the quarter we revised our excess and obsolete inventory reserve calculations to more accurately reflect our true exposure moving forward. We previously estimated our required reserve for excess inventories based on a forward projection of excess material beyond 12-months demand. We believe this was resulting in an overly conservative reserve estimate for products where our demand and orders are more lumpy.

Our revised process combines a backward view of demand over the prior six months with a forward view over 12 months. We tested the revised method against prior periods and found it to be a more accurate predictor of excess inventories. This change resulted in a reduction to the E&O provisions of approximately $500,000 in the fourth quarter.

Operating expenses excluding intangible amortization, the real estate loss and restructuring reversal totaled $13 million up about $700,000 from last quarter. I mentioned on the last conference call that expenses would be up approximately $500,000 from the third quarter due to the timing of variable expenses like marketing programs, plus the full quarter impact to filling some key vacancies.

In addition, we saw a temporary uptick in IT spending associated with an SAP upgrade implemented in October. And lastly, our sequential improvement in operating performance from last quarter required an incremental accrual for incentive compensation.

Our expectation for Q1 is that operating expenses will be flat to slightly higher. As a percentage of sales, R&D was 10.6%, down from 11.4% last quarter, and SG&A, excluding Goodwill, was 12.9% down from 13.1%. These lower spending percentages are the by-product of higher revenues for the quarter.

Intangible amortization was unchanged at $765,000 this quarter. Non-operating expenses were about $1 million for the quarter, up from about 800,000 last quarter, due primarily to the continued weakening of the dollar relative to the Euro. This results in a foreign exchange translation expense for inter-company balances with our European subsidiaries.

Based on the net interest expense savings from the sale of the Des Moines building, and hopefully a stabilization in the dollar relative to the Euro, we anticipate non-operating expense to be in the $600,000 to $700,000 range, for the first quarter.

We continue to book a zero tax rate for the quarter and recorded no U.S. tax provision for the full year. This is because our pre-tax book income for the year becomes a taxable loss when permanent book tax differences are applied. We will begin booking a tax rate of approximately 25% in the first quarter.

However, we don’t expect to be a taxpayer during 2004, as any tax expense will likely be offset with the reduction of our net operating loss carry forwards residing on the balance sheet as deferred tax assets.

Our basic share count was 18.2 million and fully diluted equals 19 million, up from 18 million for basic and 18.7 million diluted last quarter. The increase in diluted share count is driven by an increase in the average fair market value of our stock, which increases the dilution impact of our outstanding options. At current share price levels, we expect our diluted share count for the first quarter to be slightly higher between 19.2 and 19.4 million shares.

Now, I’d like to talk a little bit about the balance sheet. Our year-end total for cash short-term and long-term investments was $225 million, up significantly from $118 million in the third quarter. In November, we issued $100 million in senior convertible notes, netting $97 million on a discounted basis. The convertible debt was issued at a 1-3/8% coupon and has a 20-year maturity.

We plan on using the proceeds for general corporate purposes including working capital, potential acquisitions, partnership opportunities and potential repayment of existing debt obligations.

As Scott mentioned, we also generated $10 million in cash flow for the quarter driven by cash flow from operation, a 16-day reduction in cash cycle time, from 79 days to 63 days, and from proceeds from option exercises. For the full year, we generated 20 million in cash flow and increased our net cash position from $40 million at the beginning of the year, to $57 million at the end of the fourth quarter. We defined net cash, as cash and investments less our convertible debt at face value.

Our trade receivables decreased $2.5 million to just over $32 million. Our DSO for the quarter was 53 days, down 10 days from the prior quarter. The decrease was primarily attributable to a favorable shift in our plant linearity back to more normal level. Specifically, we shipped 37% of our revenue in the third month of the fourth quarter, versus 47% in the last month of Q3.

We also had very good collection results for the quarter with over 92% of our receivables current or less than 30 days past due. We expect DSO to remain in the low to mid-50s, moving forward.

Net inventory levels were down this quarter to $26 million versus $27 million last quarter, and inventory turns increased from 5 even to 5.7. We’re beginning to see the results of our inventory reduction efforts including an increase in the level of vendor managed inventory in our factory, reductions in the amount of last time buy inventory we’re holding on behalf of our customers, and continuing refinement to our production forecasting process. We expect to see further inventory reductions and improvement in inventory turns in the first quarter.

Capital expenditures were $1.5 million during the quarter and we recorded depreciation expense of $1.4 million. Capital expenditures were about $500,000 higher than our normal run rate, due mainly to the SAP system upgrades and to investments in our facility in Shanghai, China. We expect to see capital expenditures for the first quarter of about $1 million and depreciation expense should continue at roughly the same run rate.

Now, I’ll turn it back to Scott to talk about the outlook for Q1.

Scott Grout:	Thank you, Julia.

Regarding our outlook for the first quarter, please note as always, this is our view as of today, and as a forward-looking statement, subject to the risk and uncertainties, as discussed earlier, and in our press release made available earlier today.

We currently expect to see first quarter revenues up modestly from the fourth quarter. In addition to that increase, we’ll be recording a $3 million inventory sale to one of our customers. This sale is part of a normal life cycle agreement with the customer.

The sale will be recorded as revenue, but will not generate any gross margin dollars because we are selling the inventory at cost. We expect pre-tax earnings to continue to grow modestly, and after tax earnings per share to be down slightly from the fourth quarter due to the change in tax rate from 0% in 2003 to 25% in 2004.

In closing — I believe, we made excellent progress in 2003, and we are well positioned for future growth. We achieved sequential revenue and operational earnings growth in all four quarters in 2003. We reduced our cost structure significantly, while at the same time, strengthening our team with the number of new additions.

We increased our cash and investments by over $100 million and improved our balance sheet performance on inventory turns and overall cash cycle time. Our team achieved 41 new design wins in 2003 with leading customers across multiple and diverse end-market applications and geographies.

We continue to invest for the future spending $23 million in research and development and increasing our investment in infrastructure in emerging market, such as China. We believe these investments as well as our accomplishments in 2003, position RadiSys well, as a leading provider of embedded systems to its customers, allowing our customers to bring better products to market faster and at a lower total cost.

With that, I believe we’re done with prepared remarks and we can open the call up for questions.

Conference Coordinator:	If you’d like to ask a question, please press the star and 1 on your touchtone telephone at this time. You may withdraw your question with a pound key. Once again, to ask a question, please press the star and 1 on your touchtone telephone at this time.

We’ll take our first question from David Duley. Please go ahead, your line is open.

David Duley:	Good afternoon. Nice quarter. Last quarter your guidance regarding revenues for the quarter you just reported was revenue should be up slightly and you delivered it up 10%. Now, I’d always consider modestly to be more than slightly. So should we be thinking greater than 10% or less?

Scott Grout:	So I wouldn’t try and draw a distinction between those two terms David.

David Duley:	Boy, they are definitional terms in the dictionary.

Scott Grout:	It was a bit of editorializing. I wouldn’t try and draw a significant difference between the two terms David.

David Duley:	Okay. So, I guess, I’ll assume that it’s something less than 10% kind of growth sequentially. Now, on the pro forma EPS guidance, Julia, could you help me get to that number? Starting with the $1.5 million pre-tax that you reported.

Julia Harper:	Yes. The two items that you have to add back are the $1.8 million loss on the facility that we sold...

David Duley:	Right.

Julia Harper:	…and that’s an unfavorable impact. And then there’s a $200,000 favorable impact from the reversal of the restructuring accrual.

David Duley:	Okay, so you basically — you take 1.5 and 1.6 and get 3.1?

Julia Harper:	Right.

David Duley:	And then from there — I thought you said the number was something higher than that. So I’m giving — then you add back to the amortization?

Julia Harper:	It’s basically 17 cents if you add those two things back, David.

David Duley:	Okay. So starting with the 17 cents, and I guess I’m trying to understand why the EPS number would be down on some sort of incremental revenue growth. Because if I just pick a revenue number, let’s say, up 3 million, I times it by 30% margin, I get 900 grand, calculate 200 grand for additional expenses on sales. I should have something around 700 grand; I should — tax that by 25% or take 75% of that total.

It sounds like on a $3 million increment, I should get 500,000 in additional net income. So I’m wondering what part of my math equation is inaccurate here.

Julia Harper:	So, are you increasing your outstanding shares, because we’re expecting shares to go up a little bit too?

David Duley:	Well, I was just — I guess, I would say on a $3 million increase in revenues, net income should go up from this pro forma number by 500,000. I hadn’t gotten into an EPS number yet.

Julia Harper:	So, I think, net income’s going to be, you know, roughly the same David under the scenario that you just painted. Depending on what the margin rate is and exactly where expenses come in, if you look at net income, it could be slightly up, it could be exactly flat, it could be slightly down.

David Duley:	Okay. So I guess, I will interpret that the incremental gross margins might be from some of your higher running, lower margin products and so therefore, the drop rate isn’t going to be that current gross margin rate.

Julia Harper:	That’s certainly possible.

David Duley:	Okay. Now, you talked about linearity in the quarter. Does that linearity continue into the current Q1 period?

Julia Harper:	So far, it looks good.

David Duley:	So your receivable balances are currently up or down from the end of the quarter?

Julia Harper:	I have no idea. I don’t track them day-to-day.

David Duley:	Okay. One final question from me, and I’ll leave it on to the other guys. I notice commercial systems down almost $2 million sequentially, with medical up a million sequentially. Is that really means non-medical was down $3 million — what’s going on there?

Julia Harper:	We’ve got a transaction terminal customer that had much higher order rates early in the year. And built up some inventory and they’ve been burning that off. So the last couple of quarters, their consumption has been down more towards normal level. And then as you know, we’ve also got some transaction terminal customers that are very lumpy, where we will get, you know, big orders periodically.

So I wouldn’t attribute any future projection to the fact that our commercial business was down this quarter. It’s just seems to be lumpy.

David Duley:	Okay. Thank you. Again, nice quarter guys.

Scott Grout:	Thanks, David.

Julia Harper:	Okay.

Conference Coordinator:	We now take our next question from Matt Petkin. Please go ahead your line is open.

Matt Petkin:	Hi. Good afternoon.

Julia Harper:	Good afternoon.

Scott Grout:	Hello, Matt.

Matt Petkin:	Just to clarify, Julia, when we’re talking about — or Scott — the net income next quarter you’re talking about it being up slightly, excluding the items, right? Excluding the items that you recognized just last quarter.

Julia Harper:	Yes, excluding the loss from the building and the restructuring reversal...

Matt Petkin:	Right.

Julia Harper:	...correct.

Matt Petkin:	Okay.

Okay, that’s pretty clear. Then on the gross margin line, that’s going to be down because you’re not getting anything from the inventory sale.

Julia Harper:	Well, Matt, that’s going to tick up and down a little bit depending on product mix so...

Matt Petkin:	Right.

Julia Harper:	…I’m not ready to predict exactly where I think it’s going to be.

Scott Grout:	But the $3 million... Zero margin will have an effect in total revenue...

Julia Harper:	That will definitely have an effect... in total.

Scott Grout:	Yes.

Matt Petkin:	Right. So I’m just — I guess, what I’m asking is, help me understand because next quarter’s number will be somewhat, you know, muddled by that 3 million in inventory.

Julia Harper:	Right.

Matt Petkin:	What do you see in terms of your business today, in terms of mix shift with older products, perhaps, that you were doing a lot of in the telecom landscape, coming back on some of those at higher margins, some of those at lower margin. Where’s your mix shifting as you see it over the next couple of quarters?

Julia Harper:	So, first of all, two quarters out, no idea at this point. For Q1, I wouldn’t necessarily characterize it as we’re expecting, you know, higher margin products to come on or lower margin products to come on. It really is a mixture, Matt.

And as I mentioned, we had slightly lower commercial sales this quarter. You know, some of the products that we have in there that are lumpy can impact our margin significantly. So I have a hard time characterizing in any kind of a summary form.

Scott Grout:	And Matt, I think you get this, but it’s only to make sure it’s really clear, sort of our guidance for top line growth, modestly up on top line growth is exclusive of that $3 million. So the $3 million adds on top.

Matt Petkin:	Right. I understand that.

Scott Grout:	Yeah.

Matt Petkin:	I understand that.

Now, talking about where you’re sourcing your work, is a higher percentage of your revenue now being sent out to contract manufacturers and what are you doing internally with your own manufacturing facilities? And if there is some sort of capacity utilization number you could be talking about.

Julia Harper:	Okay. We’re a long way from capacity being an issue at our own plant. And in terms of how much were in sourced, outsourced, that has moved a few percentage points this year, towards more outsource, but not real substantially. We are looking to change that more substantially next year.

Matt Petkin:	Okay. So new products set that maybe coming to the next won’t specifically be targeted at outsourcing.

Julia Harper:	Yeah. Frequently, we use a model where we’ll bring them up inside and get the kinks worked out and then move them out.

Matt Petkin:	Okay. So that shouldn’t have a factor - be a factor on gross margin in the near term?

Julia Harper:	Not in the first quarter, I wouldn’t say.

Matt Petkin:	Okay. And then...

Scott Grout:	And long-term we continue the efforts to do — take advantage of contract manufacturing partners on an increasing basis.

Matt Petkin:	Okay. In the commercial segment, I would have expected to see test and measurement up just based on what’s going on with some of those end customers as well. Can you comment on that end market?

Scott Grout:	So, test and measurement, we have some existing positions and a number of our design wins over the last couple of quarters have been in test and measurement, so that I would expect as we go through the year ‘04, some of those new design wins to come into production, giving us a stronger position in that end market.

In general I would say, it certainly has improved and our hope and expectation is it will continue to improve in ‘04, particularly as some of our new designs come on.

Matt Petkin:	Okay. Thanks so much and congratulations. That was a great year.

Scott Grout:	Thanks, Matt.

Julia Harper:	Thanks, Matt.

Conference Coordinator:	Once again, if you’d like to ask a question, please press the star and 1 on your touchtone telephone.

We’ll take our next question from Sasmit Dwivedi. Please go ahead, your line is open.

Sasmit Dwivedi:	Congratulations guys, solid quarter.

Scott Grout:	Thank you, Sasmit.

Julia Harper:	Thank you, Sasmit.

Sasmit Dwivedi:	Let me ask a quick clarification first, then, I’ll have a couple of follow-ups. Julia first, your comments about, I guess from the gross margin line, relating to the reserves, can you just clarify that one more time? I thought you said there was a benefit approximately half a million dollar due to the way you account for the reserves is — am I reading that right or…

Julia Harper:	Yes. Yes that is correct, Sasmit. What we’ve done in the past is, we’ve estimated our reserve provision based only on looking at forward demands.

Sasmit Dwivedi:	Uh-huh.

Julia Harper:	And because we have some products in our product lines that tend to have lumpy demand with our customers, looking only forward doesn’t necessarily capture the best view of what’s likely to be accessed.

So we’ve gone to a method where we look both backwards and forward and I think come up with a much more accurate predictor of what we need to be reserving for.

Sasmit Dwivedi:	Okay. So, I guess, in terms of — as we think about margin trend lines then, is that pretty much a one off thing, I mean, in other words, if the half a million benefit doesn’t occur next quarter, does that mean that gross margins are negatively impacted going forward?

Julia Harper:	No, it’s not a one for one relationship. We did get a bigger impact from that in the first quarter that we made the change, but I would expect to see our ongoing reserve position also be lower. So we’ll see a portion of that impact on an ongoing basis but probably not quite as big.

Sasmit Dwivedi:	Okay. That’s fair.

Julia Harper:	Okay.

Sasmit Dwivedi:	That’s perfect. Scott, obviously, you made some comments regarding the cash position you guys currently have and the, you know, the convertible transaction that you just completed and all of that, can you sort of update us on your thoughts and where you might be in the process currently, regarding, say potential acquisition, you know, your thoughts generally about, you know, just fragmentation in the industry and what economies of scale might bring to a company like yourself.

Scott Grout:	Okay. So clearly, could not comment on anything potentially in discussion, yes or no. But in general, we see the industry in its early days, rate of adoption of this particular model is ticking up quite nicely in terms of our customer realizing new products to the market. And to your point, Sasmit, it is a relatively fractured industry, I think because of it few.

Will benefit from consolidation, benefit that you get a stronger position with the customer, broader product line, more of a global footprint, I think, increased credibility and reputation in the industry are a number of benefits that you could expect to gain from acquisition.

Certainly, it is in our thinking on how we grow the company going forward. It is not our only intent. We’re not here just to acquire, but we think about it pretty opportunistically and see it as a potentially interesting way for us to grow the company and to grow the industry a little bit.

Sasmit Dwivedi:	Sure. That’s fair. I guess, one last question. I guess, as we were waiting for your conference call to begin, I just noticed Nortel had a blow out quarter and really had a very nice top line upside and on the EPS as well.

Can you update us Scott on, you know, where that relationship is currently? I mean, you know, specifically, are you guys designed into any of their (VOIP) products that they are the sole supplier too for Verizon now?

Scott Grout:	Well, unfortunately due to confidentiality agreements with customers, I can’t identify which specific product, but I can tell you that we’ve had a really good position in ‘03 and I think growing position in ‘04 on their enterprise product line in the security area, as well as sort of next generation voice over IP.

Sasmit Dwivedi:	Okay. That’s fair. Congratulations again, guys. Good quarter.

Scott Grout:	Okay. Thanks, Sasmit.

Julia Harper:	Thank you, Sasmit.

Conference Coordinator:	We have no further questions at this time.

Scott Grout:	Okay. Thank you.

So I wanted to thank everybody again for your strong and ongoing support of RadiSys. We are clearly very excited about the direction of the company and its markets, and we intend to build off from the momentum that has been created in 2003.

So thank you again and have a good evening.

Conference Coordinator:	This concludes our presentation. Thank you for your participation and you may now disconnect your lines.

END